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                                                                    EXHIBIT 99.1

                            [FSI INTERNATIONAL LOGO]
                                                                           NEWS

For additional information contact:   Laurie Walker - Trade Media (612) 448-8066
                                      Benno Sand - Financial Media and Investors
                                      (612) 448-8936

FOR IMMEDIATE RELEASE

FSI INTERNATIONAL COMPLETES ACQUISITION OF YIELDUP INTERNATIONAL

         MINNEAPOLIS (October 21, 1999) -- FSI International, Inc. (Nasdaq:
FSII) announced today that it has completed the acquisition of YieldUp International Corporation (Nasdaq: YILD), a publicly held company that develops, manufactures and markets to semiconductor processing facilities and equipment manufacturers innovative immersion cleaning, rinsing and drying equipment. Under the terms of the acquisition, YieldUP shareholders received $0.7313 and 0.1567 of a share of FSI common stock for each share of YieldUP stock. YieldUP option holders received substitute options entitling them to purchase FSI common stock. As of the closing, there were shares of YieldUP common stock outstanding. The Company expects to record $7.0 million of in-process research and development expenses in connection with the acquisition.
         YieldUp will operate as SCD Mountain View, Inc., a wholly-owned subsidiary of FSI International, Inc. The operations will continue in California and be integrated within FSI's Surface Conditioning Division. The SCD Mountain View operations will be managed by Raj Mohindra, vice president and general manager.
         "The acquisition of immersion technology provides FSI with additional process solutions for the critical cleaning market, the largest market segment in semiconductor cleaning, and combined with our spray, vapor and CryoKinetic technologies, the ability to address total cleaning solutions for our customers," said Dale A. Courtney, president of the Surface Conditioning Division. "In addition to continuing to support our existing products, we will be concentrating our efforts on bringing to our customers a leading-edge, small-footprint immersion cleaning system that will drive down their operating costs."
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FSI International, Inc.
October 21, 1999


         FSI International, Inc. is a leading global supplier of processing equipment used at key production steps to manufacture microelectronics. The company develops, manufactures, markets and supports products used in the technology areas of microlithography, surface conditioning and spin-on dielectrics. FSI International's customers include microelectronics manufacturers located throughout North America, Europe, Japan and the Asia-Pacific region.
         Additional information on FSI International can be obtained by accessing its homepage at http://www.fsi-intl.com.

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